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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 12, 1998

                         Commission file number 0-26980


                            ARV ASSISTED LIVING, INC.
             (Exact name of Registrant as specified in its charter)


                  DELAWARE                                   33-0160968
      (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)


          245 FISCHER AVENUE, D-1
               COSTA MESA, CA                                   92626
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                    (ZIP CODE)


        REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 751-7400


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ITEM 5. OTHER EVENTS

On May 12, 1998, ARV Assisted Living, Inc. (the "Company" or "ARV") filed a complaint in the Superior Court for the State of California, County of Orange, seeking to enjoin Kapson Senior Quarters Corp. ("Kapson"), a controlled affiliate of Lazard Freres Real Estate Investors LLC ("LFREI") from acquiring Atria Communities ("Atria"). Atria is also named as a defendant in the suit, as are three LFREI representatives on the Company's Board of Directors, Messrs. Kenneth M. Jacobs, Robert P. Freeman and Murry N. Gunty. The Company alleges that LFREI will be violating both its contractual and fiduciary duties to the Company if it allows Kapson to proceed with the acquisition without first offering ARV the right to be the acquiring party and then, if ARV declines, obtaining ARV's permission to consummate the acquisition.

The lawsuit also seeks to enforce rights the Company obtained as part of the strategic alliance with LFREI with respect to existing Kapson facilities. When the Company consented to LFREI's acquisition of Kapson, the two companies signed a letter agreement that was designed to make available to the Company's stockholders some of the potential benefits of the Kapson acquisition. The Company alleges that under the letter agreement, LFREI is obligated to negotiate in good faith with the Company to identify commercially reasonable terms on which the Company will lease or manage the existing Kapson facilities. The Company further alleges that, since acquiring Kapson, LFREI has failed to negotiate in good faith. In the complaint, the Company asserts that LFREI instead proposed lease terms that are commercially unreasonable and refused to accept lease terms proposed by the Company. ARV also contends in the lawsuit that LFREI refused to accept the Company's proposal to manage the existing Kapson properties at below market rates and that the only proposals LFREI has made to the Company are proposals that would be dilutive to the Company's earnings and are thus not in the best interests of the Company's stockholders.

In its lawsuit, the Company seeks both injunctive relief and damages for LFREI's breach of its contractual obligations and fiduciary duties.

ITEM 7. EXHIBITS.

(c)  Exhibits

    Number   Exhibit
    ------   -------
     99.1    Complaint in ARV Assisted Living, Inc. v. Lazard Freres Real Estate
             Investors LLC, et al., case no. 787788.

     99.2    Press Release issued by the Company dated May 13, 1998.



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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARV Assisted Living, Inc.


By:  /s/ Sheila M. Muldoon
     ------------------------------------------
     Sheila M. Muldoon
     Senior Vice President and General Counsel
     (Duly authorized officer)


Date:  May 22, 1998